Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)

(847) 615-1538

TARGET CORPORATION JULY SALES FROM CONTINUING OPERATIONS

UP 11.9 PERCENT

MINNEAPOLIS, August 4, 2005 — Target Corporation today reported that its net retail sales from continuing operations (principally Target Stores) for the four weeks ended July 30, 2005 increased 11.9 percent to $3.593 billion from $3.211 billion for the four-week period ended July 31, 2004. On this same basis, comparable-store sales increased 5.5 percent from fiscal July 2004.

The sales plan for the month was a comparable-store increase in the range of 4 to 6 percent.

“Our sales in the month of July remained strong,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “This performance reinforces our belief that Target will deliver very strong profit growth in the second quarter, consistent with our previous earnings per share guidance of 58 cents or more.”

		Total Sales	Comparable Stores % Change
Continuing Operations	Sales	% Change	This Year	Last Year
	(millions)
July	$3,593	11.9	5.5	4.1

Second Quarter	$11,667	13.5	6.7	3.9

Year-to-Date	$22,838	13.1	6.5	5.5

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s First Quarter 2005 Form 10-Q.

Target Corporation operates Target Stores, a chain of large, general merchandise discount stores consisting of 1,351 locations in 47 states, as well as an on-line business called Target.com.

Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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